Exhibit 10.02

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated April 1, 1999, by and between IDT Corporation, a Delaware corporation (the “Company”), and James Courter (the “Executive”).

WHEREAS, in recognition of the Executive’s experience and abilities, the Company desires to assure itself of the employment of the Executive in accordance with the terms and conditions provided herein; and

WHEREAS, the Executive wishes to perform services for the Company in accordance with the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to perform services for the Company, on the terms and conditions set forth herein.

2. Term. This Agreement is for the three (3) year period (the “Term”) commencing on April 1, 1999, and terminating on the third anniversary of such date, or upon the Executive’s earlier death or other termination of employment pursuant to Section 7 hereof; provided, however, that commencing on April 1, 2002 and each anniversary thereafter, the term shall automatically be extended for one additional year beyond its otherwise scheduled expiration unless, not later than ninety (90) days prior to any such anniversary, either party hereto shall have notified the other party in writing that such extension shall not take effect.

3. Position. During the Term, the Executive shall serve as the President of the Company.

4. Duties and Reporting Relationship. During the Term, the Executive shall, on a full time basis, use his skills and render services to the best of his abilities in supervising and conducting the operations of the Company. The Executive shall report directly to the Chairman and Board of Directors of the Company.

5. Place of Performance. The Executive shall perform his duties and conduct his business at the offices of the Company located in Hackensack, New Jersey, except for required travel on the Company’s business.

6. Compensation and Related Matters.

(a) Annual Base Salary. The Company shall pay to the Executive an annual base salary (the “Base Salary”) at a rate not less than two hundred thousand dollars ($200,000), such salary to be paid in conformity with the Company’s payroll policies relating to its senior executive officers. The Base Salary may, from time to time, be increased, however, if the Executive’s Base Salary is increased, it shall not thereafter be decreased during the Term.

(b) Employee Benefit Plans. During the Term, the Executive shall be entitled to participate in those incentive plans, programs, and arrangements which are available to other senior executive officers of the Company (the “Benefits Plans”). The Executive shall be provided benefits under the Benefit Plans substantially equivalent, in the aggregate, to the benefits provided to other senior executive officers of the Company and on substantially similar terms and conditions.

(c) Pension and Welfare Benefits. During the Term, the Executive shall be eligible to participate in the pension and retirement plans (the “Pension Plans”) provided to other senior executive officers of the Company, and participate fully in all health benefits, insurance programs and other similar executive welfare benefit arrangements available to other senior executive officers of the Company and shall be provided benefits under such plans and arrangements substantially equivalent, in the aggregate, to the benefits provided to other senior executive officers of the Company and on substantially similar terms and conditions. Notwithstanding the foregoing, during the Term, the Company shall provide the Executive with life and disability insurance at a benefit level no less favorable to the Executive than the benefit level provided to him as of the date of this Agreement.

(d) Fringe Benefits and Perquisites. During the Term, the Company shall provide to the Executive all of the fringe benefits and perquisites that are provided to other senior executive officers of the Company, and the Executive shall be entitled to receive any other fringe benefits or perquisites that become available to other senior executive officers of the Company subsequent to the date hereof. The benefits described herein include, but are not limited to, an automobile leased for the Executive by the Company, the make and model of which is consistent with that being used by the Executive on the execution date of this Agreement.

(e) Stock Option Grant. Executive has been granted, on March 1, 1999, three hundred thousand (300,000) options to purchase IDT common stock at the exercise price of $12.625 per share, the terms and conditions of which shall be governed by the IDT Corporation 1996 Stock Option and Incentive Plan (As Amended and Restated). Such stock options shall vest as follows: twenty-five thousand (25,000) options shall vest at the end of each quarter during the Term of this Agreement. Notwithstanding the aforementioned vesting schedule, in the event the Company experiences a “Change in Control” as defined in the IDT Corporation 1996 Stock Option and Incentive Plan (As Amended and Restated) any unvested options shall automatically vest upon the date of the occurrence of the event In the event the Executive’s employment is terminated without “Cause”, as defined in Section 7(b) or the Executive shall terminate his employment for “Good Reason” as defined in Section 7(c), any and all unvested options shall automatically vest upon the “Date of Termination” as defined hereunder, and the Executive shall be permitted to exercise any and all options which are outstanding as of the date of his termination within two (2) years from the Date of Termination.

(f) Business Expense. The Executive will be reimbursed for all ordinary and necessary business expenses incurred by him in connection with his employment (including without limitation, expenses for travel and entertainment incurred in conducting or promoting business for the Company) upon submission by the Executive of receipts and other documentation in accordance with the Company’s normal reimbursement procedures.

7. Termination. The Executive’s employment hereunder may be terminated without breach of the Agreement only under the following circumstances:

(a) Death.

(b) Cause. The Company may terminate the Executive’s employment hereunder for “Cause.” For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder (i) upon the Executive’s conviction for the commission of an act or acts constituting a felony under the laws of the United States or any state thereof, or (ii) upon the Executive’s willful and continued failure to substantially perform his duties hereunder (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after written notice has been delivered to the Executive by the Company, which notice specifically identifies the manner in which the Executive has not substantially performed his duties, and the Executive’s failure to substantially perform his duties is not cured within ten (10) business days after notice of such failure has been given to the Executive. For purposes of this Section 7 (c) , no act or failure to act on the Executive’s part shall be deemed “willful” unless done or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

(c) Termination by the Executive. The Executive may terminate his employment hereunder for “Good Reason.” “Good Reason” shall mean the occurrence (without the Executive’s express written consent) of any one of the following acts by the Company, or failure by the Company to act:

(i) a material breach of the Agreement by the Company;

(ii) the assignment to the Executive of any duties inconsistent with the Executive’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities; or

(iii) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirement of paragraph (d) below; for purposes of this Agreement, no such purported termination shall be effective.

(iv) a reduction in Executive’s annual Base Salary;

(v) a significant reduction in Executive’s positions, duties, responsibilities or reporting lines from those described in Section 4 hereof;

(vi) relocation of Executive’s principal place of employment outside of the Hackensack, New Jersey area; or

(vii) a “Change in Control” of the Company, as defined above.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to any act or failure to act constituting Good Reason hereunder. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason if the Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason.

(d) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination under Section 7(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a “notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claims to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in the definition of Cause herein, and specifying the particulars thereof.

(e) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, or (ii) if the Executive’s employment is terminated pursuant to paragraph (c) or (d) above, the date specified in the Notice of Termination; provided, however, that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined. If within fifteen (15) days after any Notice of Termination is given, or if later, prior to the Date of Termination (as determined without regard to the Section 7(e)), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal, therefrom has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

(f) Compensation During Dispute. If a purported termination occurs during the term of this Agreement, and such termination is disputed in accordance with Section 7(e) hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. Amounts paid under this Section 7(f) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

8. Compensation Upon Termination or During Disability.

(a) Death. In the event that Executive’s employment is terminated pursuant to Section 7(a) hereof, then as soon as practicable thereafter, the Company shall pay the Executive’s Beneficiary (as defined in Section 11(b) hereof), as the case may be, (i) all unpaid amounts, if any, to which the Executive was entitled as of the Date of Termination under Section 6(a) hereof and (ii) all unpaid amounts to which the Executive was then entitled under the Benefit Plans, the Pension Plans and any other unpaid employee benefits, perquisites or other reimbursements (the amounts set forth in clauses (i) and (ii) above being hereinafter referred to as the “Accrued Obligation”). In addition, the Company shall pay Executive’s estate a lump sum payment equal to 12 months of Executive’s Base Salary (at the rate in effect on the date of his death).

(b) Termination for Cause; Voluntary Termination Without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive other than for Good Reason, then the Company shall pay all Accrued Obligations to the Executive and the Company shall have no further obligations to the Executive under this Agreement.

(c) Termination Without Cause; Termination for Good Reason. If the Company shall terminate the Executive’s employment, other than for Cause, or the Executive shall terminate his employment for Good Reason, then;

(i) the Company shall pay to the executive, within ten (10) days after the Date of Termination, the Accrued Obligations; and

(ii) the Company shall pay the Executive a Severance Benefit as defined hereunder.

a. Severance Benefit means the sum of (i) Executive’s minimum Base Salary for the remainder of the Term, but in no event less than twelve (12) months.

9. Non-Disclosure. The parties hereto agree, recognize and acknowledge that during the Term the Executive shall obtain knowledge of confidential information regarding the business and affairs of the Company. It is therefore agreed that the Executive will respect and protect the confidentiality of all confidential information pertaining to the Company, and will not (i) without the prior written consent of the Company, (ii) unless required in the course of the Executive’s employment hereunder, or (iii) unless required by applicable law, rules, regulations or court, government or regulatory authority order or decree, disclose in any fashion such confidential information to any person (other than a person who is a director of, or who is employed by, the Company or any subsidiary or who is engaged to render services to the Company or any subsidiary) at any time during the Term.

10. Covenant Not to Compete.

(a) Executive hereby agrees that for a period of one (1) year following the termination of this Agreement (other than a termination of the Executive’s employment (i) by the Executive for Good Reason or (ii) by the Company other than for Cause) (the “Restricted Period”) the Executive shall not, directly or indirectly, whether acting individually or through any person, firm, corporation, business or any other entity:

(i) engage in, or have any interest in any person, firm, corporation, business or other entity (as an officer, director, employee, agent, stockholder, or other security holder, creditor, consultant or otherwise) that engages in any business activity where a substantial aspect of the business of the Company is conducted, or planned to be conducted, at any time during the Restricted Period, which business activity is the same as, similar to or competitive with the Company as the same may be conducted from time to time;

(ii) interfere with any contractual relationship that may exist from time to time of the business of the Company, including, but not limited to, any contractual relationship with any director, officer, employee, or sales agent, or supplier of the Company; or

(iii) solicit, induce or influence, or seek to induce or influence, any person who currently is, or from time to time may be, engaged or employed by the Company (as an officer, director, employee, agent, or independent contractor) to terminate his or her employment or engagement by the Company.

(b) Notwithstanding anything to the contrary contained herein, Executive, directly or indirectly, may own publicly traded stock constituting not more than five percent (5%) of the outstanding shares of such class of stock of any corporation if, and as long as, Executive is not an officer, director, employee or agent of, or consultant or advisor to, or has any other relationship or agreement with such corporation.

(c) Executive acknowledges that the non-competition provisions contained in this Agreement are reasonable and necessary, in view of the nature of the Company and his knowledge thereof, in order to protect the legitimate interests of the Company.

11. Successors; Binding Agreement.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder of he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinafter defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 11 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement and all rights of the Executive hereunder shall insure to the benefit of and be enforced by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributee, devisee, and legatees. If the Executive should die while any amounts should still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate (any of which is referred to herein as a “Beneficiary”).

12. Notice. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage paid, addressed as follows:

If to the Company:	IDT Corporation
190 Main Street
Hackensack New Jersey 07601
Attn: General Counsel

If to the Executive:	James Courter
1001 Route 517
Hackettstown, New Jersey 07840

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such other officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto, or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of New Jersey without regard to its conflicts of law principles.

14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability if any such other provision of this agreement, which shall remain in full force and effect.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and in prior agreements of the parties hereto in respect to the subject matter contained herein is hereby terminated and canceled.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Executive

/s/ James Courter
James Courter

IDT Corporation

By:	/s/ Howard Jonas